UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2024

IMUNON, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100, Lawrenceville, NJ	08648-2311
(Address of principal executive offices)	(Zip Code)

(609) 896-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	IMNN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2024, Imunon, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors (each, a “Purchaser” and collectively, the “Purchasers”) for a registered direct offering of its common stock, par value $0.01 per share (“Common Stock”). In a concurrent private placement (together with the registered direct offering, the “Offering”) and also pursuant to the Purchase Agreement, the Company agreed to issue to the Purchasers unregistered warrants (the “Warrants”) to purchase shares of Common Stock. The closing of the Offering is expected to occur on or about August 1, 2024.

H.C. Wainwright & Co., LLC (“Wainwright”) is acting as the lead placement agent for the Offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as co-placement agent.

Pursuant to the Purchase Agreement, the Purchasers have agreed to purchase an aggregate of 5,000,000 shares of Common Stock and Warrants to purchase an aggregate of 5,000,000 shares of Common Stock at a purchase price of $2.00 per share and accompanying Warrant. The Warrants have an exercise price of $2.00 per share and will be exercisable immediately for a term of five and one-half years following the date of issuance. The Company expects to receive gross proceeds of $10.0 million from the Offering, before deducting placement agent fees and other offering expenses payable by the Company.

The Company plans to use the proceeds from the Offering for working capital and general corporate purposes.

The Purchase Agreement contains customary representations and warranties of the Company, on the one hand, and the Purchasers, on the other hand, and customary conditions to closing. As part of the Purchase Agreement, subject to certain exceptions, the Company’s officers and directors entered into lock-up agreements, pursuant to which they agreed not to sell or otherwise dispose of any of the Common Stock for a period of 30 days following the date of closing of the Offering. The Purchase Agreement also provides that the Company will register the resale of the shares of Common Stock issuable upon the exercise of the Warrants. The Company is required to prepare and file the resale registration statement with the Securities and Exchange Commission (the “SEC”) no later than the 30th calendar day following the date of the Purchase Agreement and to use its commercially reasonable efforts to have the registration statement declared effective within 60 days after the date of the Purchase Agreement, subject to certain exceptions.

The shares of Common Stock to be issued and sold to the Purchasers under the Purchase Agreement are being offered and sold by the Company pursuant to an effective registration statement on Form S-3 (Registration No. 333-279425), as previously filed with and declared effective by the SEC and a related prospectus supplement.

The Warrants will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, or under any state securities laws. The Company relied on this exemption from registration based in part on representations made by the Purchasers. The Warrants may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein.

The foregoing summary of the Purchase Agreement and the Warrants do not purport to be complete and are qualified in their entirety by reference to the form of Purchase Agreement and the form of Warrant, copies of which are filed as Exhibits 10.1 and 4.1 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

To the extent required by Form 8-K, the disclosures in Item 1.01 above are incorporated herein by reference.

Item 8.01 Other Events.

On July 30, 2024, the Company notified Wainwright that it was suspending its use of and terminating the “at the market offering” sales agreement prospectus (the “ATM Prospectus”), related to the potential issuance from time to time of the Company’s common stock pursuant to the At the Market Offering Agreement, dated as of May 25, 2022, as amended by Amendment No. 1 to At the Market Offering Agreement, dated as of May 15, 2024 (as amended, the “ATM Agreement”), by and between the Company and Wainwright. The Company will not make any sales of its securities pursuant to the ATM Agreement, unless and until a new prospectus supplement or a new registration statement is filed. Other than the termination of the ATM Prospectus, the ATM Agreement remains in full force and effect.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Form of Warrant

10.1	Form of Securities Purchase Agreement, dated as of July 30, 2024, by and among Imunon, Inc. and each purchaser party thereto

99.1	Press Release of Imunon, Inc., dated July 31, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMUNON, INC.

Dated: July 31, 2024	By:	/s/ David Gaiero
David Gaiero
Chief Financial Officer